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                                                                   EXHIBIT 10.14

                         [LETTERHEAD OF UNIVERSAL]

                                                          As of January 27, 1999

Mr. Jay L. Marciano
Universal Studios, Inc.
100 Universal City Plaza
Universal City, CA 91608

Dear Mr. Marciano:

     Universal Studios, Inc. ("Universal" or the "Company") agrees to employ you and you agree to accept employment upon the terms and conditions set forth in this agreement (the "Agreement").

     1.   Term.  The term of this Agreement will commence on January 27, 1999
          ----
and continue until January 26, 2004, unless earlier terminated pursuant to the provisions of Paragraph 4 (the "Term").

     You agree and acknowledge that Universal has no obligation to extend the Term or to continue your employment after expiration of the Term, and you expressly acknowledge that no promises or understandings to the contrary have been made or reached. You also agree and acknowledge that, should Universal choose to continue your employment for any period of time following the expiration of the Term (including any extensions thereof), your employment with Universal will be "at will;" in other words, during any time following the expiration of the Term, Universal may terminate your employment at any time, with or without reason and with or without notice, and you may resign at any time, with or without reason and with our without notice.

     2.   Duties.  You agree to be employed and perform your exclusive services
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for the Company or one of its affiliates upon the terms and conditions of this
Agreement. You will commence your services hereunder as President, Universal Concerts and you will perform the services requested from time to time by the Board of Directors of Universal (the "Board") or its duly authorized officers.

     3.   Compensation and Related Matters.
          --------------------------------

     (a)  Base Salary.  For all services rendered under this Agreement,
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commencing January 27, 1999, Universal will pay you base salary at an annual rate of Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00), payable in accordance with Universal's applicable payroll practices ("Base Salary"). Any higher Base Salary paid to you subsequently will be deemed the annual rate for the purposes of this Agreement and will commence on the date determined by the Board or its duly authorized officers. Universal is not obligated to actually utilize your services, and payment as described in Paragraphs 4(a) and 4(c) will discharge the Company's obligation under this Agreement.

     (b)  Bonus Compensation.  You will be eligible to participate at a level
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appropriate to your position in Universal's Annual Incentive Plan


/s/ (signature illegible)
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Initials of employer


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or any plan adopted in replacement thereof as determined by the Board of
Directors of Universal and in accordance with the plan's terms and conditions.

     (c)  Long Term Incentive Plan.  You will be eligible to participate at a
          ------------------------
level appropriate to your position in The Seagram Company Ltd. Stock Incentive Plan or any plan adopted in replacement thereof as determined by the Board of Directors of Joseph E. Seagram & Sons, Inc. and in accordance with the plan's terms and conditions.

     (d)  Benefits.  You will be entitled to participate in the benefit plans
          --------
generally available to employees of Universal so long as the Company provides such plans and programs and subject to their terms and conditions, except that you will not participate in any severance plan of Universal. Instead, subject to the requirements of this Paragraph, upon an involuntary termination of employment, as described in Paragraph 4(c), you will receive the greater of (i) the amounts payable pursuant to Paragraph 4(c) or (ii) the basic amounts payable pursuant to the Company's severance plan or policy. If the amount described in clause (ii) above is greater than the amount described in clause (i) above, you will receive, in exchange for a release acceptable to the Company, a lump sum payment calculated by the Company in its sole discretion equal to the difference between the amounts described in clauses (i) and (ii) of the previous sentence. You will receive this lump sum payment as soon as practical after the release has been fully executed by you and the Company. In addition, you will be entitled to participate in the Universal Officers Supplemental Plan and the Executive Auto Allowance Program on the same terms and conditions and only so long as Universal provides such plans and programs and in accordance with the plan's terms and conditions.

     (e)  Expense Reimbursements.  During your employment, Universal will
          ----------------------
reimburse you for your reasonable and necessary business expenses in accordance with its then prevailing policy for similarly situated employees (which will include appropriate itemization and substantiation of expenses incurred).

     (f)  Withholding.  The Company may withhold from any amounts payable under
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this Agreement such federal, state or local taxes as will be required to be withheld pursuant to any applicable laws or regulation.

     4.   Compensation Upon Certain Termination Events.
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     (a)  Compensation Payable.  Should your employment with Universal
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terminate, you will be entitled to the amounts and benefits shown on the following table, subject to Paragraph 4(b) through 4(e). In the event of such termination, and except for payments noted in this Paragraph 4, Universal will have no further obligations to you under this Agreement.

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--------------------------------------------------------------------------------
Termination        Involuntary        Disability             Death
For Cause          Termination
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Payment of         Same as for        Your Base Salary       Payment of (1) any
(1) any            termination        will continue          accrued but unpaid
accrued but        for Cause          until the              Base Salary due
unpaid             except that        earliest of (1)        you through your
Base Salary        your Base          the 180th day          date of death, and
due you            Salary and         following the          (2) other unpaid
through            benefits           start of your          amounts then due
termination,       (other than        disability             you under Company
and (2) other      benefits           absence, or (2)        benefit plans or
unpaid             provided           your death and         programs, except
amounts then       under (1) any      will be reduced        that those
due you under      plan               by other               payments will be
Company            qualified          Company-provided       made to your
benefit plans      under Section      disability             estate or legal
or programs.       401(a) of the      benefits               representative,
                   Internal           available to           and your death
                   Revenue Code,      you.  Payment of       benefits payable
                   (2) any            (1) any accrued        due to your death
                   nonqualified       but unpaid Base        under Company
                   pension plan       Salary due you         employee benefit
                   and (3) any        through                plans or programs
                   stock or           termination, and       will also be paid.
                   incentive          (2) other unpaid
                   based plan)        amounts then due
                   will also          you under
                   continue           Company benefit
                   through the        plans or
                   expiration of      programs.
                   the Term,
                   provided you
                   meet the
                   requirements
                   in Paragraph
                   5 and subject
                   to the terms
                   and
                   conditions of
                   each benefit
                   plan.
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     (b)  Termination for Cause.  The Company may terminate your employment for
          ---------------------
cause at any time without advance notice. "Cause" will include, but not be limited to:

          (i) your material failure to perform your duties or your material breach of the terms of this Agreement;

          (ii) your material failure to comply with Company policies, including, without limitation those set forth in the Policies and Procedures for Worldwide Business Conduct of The Seagram Company Ltd. and Affiliates and the Universal Discrimination and Sexual Harassment Policy, copies of which are attached as
Schedule 1 to this Agreement; or

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          (iii) your conviction of a felony or crime of moral turpitude.

     (c)  Involuntary Termination. Universal may terminate your employment other
          -----------------------
than for Cause or on account of disability, as defined in Paragraph 4(d), in which case you will receive continuation of Base Salary and benefits as specified in Paragraph 4(a); provided the Company will retain a right of offset against the amounts payable to you under this Paragraph and will be entitled to reduce the amount of any compensation and benefits payable to you under this Agreement by the amount of compensation and benefits of any kind earned or received by you from any third party from the date of termination through the end of the payment term pursuant to this Paragraph. You agree that you will have no rights or remedies in the event of your termination without Cause other than those set forth in this Agreement.

     (d) Termination for Disability.  The Company may terminate your employment
         --------------------------
on account of a Disability and the payments required by Paragraph 4(a) will be made. You will be deemed to have a "Disability" if you are incapacitated by a physical or mental condition, illness or injury which has prevented you from being able to perform the essential duties of your position under this Agreement in a satisfactory fashion for all of a consecutive 180-day period.

     (e) Death. If you die while employed under this Agreement, the payments
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required by Paragraph 4(a) will be made.

     5.  Covenents.
         ---------

     (a) Acknowledgement. You acknowledge that you currently possess or will
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acquire secret, confidential, or proprietary information or trade secrets concerning the operations, future plans, or business methods of the Company or its affiliates. You agree that the Company wold be severely damaged if you misused or disclosed this information. To prevent this harm, you are making the promises set forth in this Paragraph. You acknowledge that the provisions of this Paragraph are reasonable and necessary to protect the legitimate interests of the Company and that any violation of such provisions would result in irreparable injury to the Company. In the event of a violation of the provisions of this Paragraph, you further agree that the Company will, in addition to all other remedies available to it, be entitled to seek equitable relief by way of injunction and any other legal or equitable remedies.

     (b) Promise Not to Disclose. You will hold a fiduciary capacity, for the
         ------------------------
benefit of the Company, all confidential or proprietary information, knowledge and data of the Company which you may acquire, learn, obtain or develop during your employment by the Company. Further, you will not, during the Term or at any time thereafter, directly or indirectly use, communicate or divulge for your own benefit or for the benefit of another any such information, knowledge or data other than (i) as required by the Company or (ii) as required by law or as ordered by a court or (iii) with respect to matters that are generally known to the public. You make the same commitments with respect to the secret, confidential or proprietary information, knowledge and data of affiliates, customers, contractors and others with whom the Company has a business relationship or to whom the Company or its affiliates owe a duty

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of confidentiality. The information covered by this protection includes, but is not limited to, matters of a business or strategic nature such as information about costs and profits, projections, personnel information, reengineering, records, customer lists, contact persons, customer data, software, sales data, possible new business ventures and/or expansion plans or matters of a creative nature, including without limitation, matters regarding ideas of a literary, creative, musical or dramatic nature, or regarding any form of product produced, distributed or acquired by the Company ("Company Information"). Company Information will be considered and kept as the private, proprietary and confidential information of the Company except within the Company as required to perform services, and may not be divulged (A) without the express written authorization of the Company or (B) unless required by law or ordered by a court or (C) unless the Company Information is generally known to the public. You further agree that you will neither publicly disclose the terms of this Agreement nor publicly discuss the Company in a manner that tends to portray the Company in an unfavorable light.

        (c)  Promise Not to Engage In Certain Activities.  You will not at any
             -------------------------------------------
time during your employment by the Company be or become (i) interested or engaged in any manner, directly or indirectly, either alone or with any person, firm or corporation now existing or hereafter created, in any business which is or may be competitive with the business of the Company and its affiliates or
(ii) directly or indirectly a stockholder or officer, director, agent, consultant or employee of, or in any manner associated with, or aid or abet, or give information or financial assistance to, any such business. The provisions of this Paragraph will not be deemed to prohibit your purchase or ownership, as a passive investment, of not more than five percent (5%) of the outstanding capital stock of any corporation whose stock is publicly traded.

        (d)  Promise to Return Property.  All records, files, lists, drawings,
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documents, models, equipment, property, computer, software or intellectual property relating to the Company's business in whatever form (including electronic) will be returned to the Company upon the termination of your employment, whether such termination is at your or the Company's request.

        (e)  Promise Not to Solicit.  You will not during (i) the period of your
             ----------------------
employment by the Company, (ii) the period of payment pursuant to Paragraph 4 or
(iii) the period ending one (1) year after the later of the periods described in the previous clauses (i) or (ii) induce or attempt to induce any employees, consultants, contractors or representatives of the Company (or those of any of its affiliates) to stop working for, contracting with or representing the Company or any of its affiliates or to work for, contract with or represent any of the Company's (or its affiliates') competitors.

        (f)  Universal Ownership. The results and proceeds of your services
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hereunder, including, without limitation, any works of authorship resulting from your services during your employment with Universal and/or any of Universal's affiliates and any works in progress, will be works-made-for hire and Universal will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Universal determines in its sole discretion

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without any further payment to you whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are nay rights which do not accrue to Universal under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to Universal, and Universal will have the right to use the same in perpetuity throughout the universe in any manner Universal determines without any further payment to you whatsoever. You will, from time to time, as may be requested by Universal, do any and all things which Universal may deem useful or desirable to establish or document Universal's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This Paragraph is subject to and will not be deemed to limit, restrict, or constitute any waiver by Universal of any rights of ownership to which Universal may be entitled by operation of law by virtue of Universal being your employer.

     (g) Prior Restrictions. You represent that you are free to enter into this
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Agreement and are not restricted in any manner from performing under this
Agreement by any prior agreement, commitment, or understanding with any third party. If you have acquired confidential or proprietary information in the course of your prior employment or as a consultant, you will fully comply with any duties not to disclose such information then applicable to you during the Term.

     6. Services Unique. You recognize that your services hereunder are of a
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special, unique, unusual, extraordinary and intellectual character, giving them a peculiar value, the loss of which the Company cannot be reasonably or adequately compensated for in damages. In the event of a breach of this Agreement by you (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of your services), the Company will, in addition to all other remedies available to it, be entitled to seek equitable relief by way of injunction and any other legal or equitable remedies. This provision will not be construed as a waiver of the rights which the Company may have for damages under this Agreement or otherwise, and all of the Company's rights and remedies will be unrestricted.

     7. Notices. All notices and other communications hereunder will be in
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writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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          If to Employee:
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          At the address indicated on the first page hereof.

          If to Universal:
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          Universal Studios, Inc.
          100 Universal City Plaza
          Universal City, California 91608
          Attention: Senior Vice President, Human Resources

or to such other address as either party will have furnished to the other in writing. Notice and communications will be effective when actually received by the addressee.

     8.  Assignment/Affiliated Corporations.  Universal will have the right to
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assign this Agreement to any affiliate or successor of Universal. You acknowledge and agree that all of your covenants and obligations to Universal, as well as the rights of Universal hereunder, will run in favor of and will be enforceable by Universal, its affiliates and their successors. Without limiting the foregoing, you also acknowledge and agree that this Agreement may be assigned to, and will be enforceable by, any entity which, directly or indirectly, acquires all, or substantially all, of the stock or assets of Universal Concerts, Inc.

     9.  Arbitration of Disputes.
         ------------------------

     (a) Arbitrable Disputes.  You agree to use final and binding arbitration to
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resolve any dispute (an "Arbitrable Dispute") you may have with the Company or any affiliate. This arbitration agreement applies to all matters relating to this Agreement, your employment with and/or termination from Universal, including disputes about the validity, interpretation, or effect of this Agreement, or alleged violations of it, and further including all claims arising out of any alleged discrimination, harassment, retaliation, including, but not limited to those covered by the California Fair Employment and Housing Act (or similar state statute), the 1964 Civil Rights Act, 42 U.S.C. Section 2000 et seg., the Federal Age Discrimination in Employment Act, the Americans With
-------
Disabilities Act and the Family and Medical Leave Act of 1993.

     (b) Injunctive Relief.  Notwithstanding Paragraph 9(a), due to the
         -----------------
irreparable harm that would result from an actual or threatened violation of Paragraph 5 that involves disclosure or use of confidential information, trade secrets, or competition with the Company and Paragraphs 2 and 6 that involve exclusivity of your service with Universal, you agree that the Company may seek an injunction prohibiting you from committing such a violation.

     (c) The Arbitration.  Arbitration will take place in Los Angeles,
         ---------------
California before a single experienced employment arbitrator licensed to practice law in California and selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator may not modify or change this Agreement in any way.

     (d) Fees and Expenses. Each party will pay the fees of their respective
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attorneys, the expenses of their witnesses, and any other

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expenses connected with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, cost of any record or transcript of the arbitration, administrative fees, and other fees and costs will be paid in equal shares by the Company and you.

     (e) Exclusive Forum. Arbitration in this manner will be the exclusive forum
         ---------------
for any Arbitrable Dispute. Should you or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Paragraph, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys' fees incurred as a result of that breach.

     10. Miscellaneous. No provisions of this Agreement may be amended,
         -------------
modified, waived, or discharged except by a written document signed by you and a duly authorized officer of the Company. A waiver of any conditions or provisions of this Agreement in a given instance will not be deemed a waiver of such conditions or provisions at any other time. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of California without regard to its conflicts of law principles. This Agreement will be binding upon, and will inure to the benefit of, you and your estate and the Company and any successor thereto, but neither this Agreement nor any rights arising under it may be assigned or pledged by you.

     11. Validity. The invalidity or unenforceability of any provisions of this
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Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

     12. Counterparts. This Agreement may be executed in one or more
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counterparts, each of which will be deemed to be an original, but all of which together will constitute the same instrument.

     13. Entire Agreement. This Agreement sets forth the entire understanding
         ----------------
between us; all oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement except that the terms of any applicable stock option agreement still apply. All prior employment agreements, understandings and obligations (whether written, oral, express or implied) between us, if any, are terminated as of the commencement date of the Term and are superseded by this Agreement.

                                          Very truly  yours,

                                          UNIVERSAL STUDIOS, INC.



                                          By: /s/(illegible)
                                              -------------------
                                          Name:
                                          Title:

ACCEPTED AND AGREED:

/s/ JAY J. MARCIANO
-------------------
JAY J. MARCIANO